Exhibit 99

FOR IMMEDIATE RELEASE

Dec. 18, 2024

General Mills Reports Fiscal 2025 Second-quarter Results

and Updates Full-year Outlook

•	Net sales of $5.2 billion were up 2 percent; organic net sales[1] increased 1 percent

•	Operating profit of $1.1 billion was up 33 percent; adjusted operating profit of $1.1 billion increased 7 percent in constant currency

•	Diluted earnings per share (EPS) of $1.42 was up 39 percent; adjusted diluted EPS of $1.40 increased 12 percent in constant currency

•	Second-quarter results included certain timing benefits that are expected to reverse in the second half

•	Company updates full-year fiscal 2025 outlook to reflect increased investment to fund improved volume and market share trends

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Dec. 18, 2024) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2025 second quarter.

“We made important progress accelerating our volume growth and market share trends in the first half of the year, including returning our North America Pet business to growth,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “To achieve and build on these enterprise-wide gains, we’ve made incremental investments to bring consumers greater value. While these investments lower our profit outlook for fiscal 2025, they better position General Mills for sustainable growth in fiscal 2026 and beyond. Amidst a dynamic external environment, I’m not only confident in our plans, but especially our teams, who are operating with agility and doing what’s right for our consumers.”

Guided by its purpose to make food the world loves, General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Second Quarter Results Summary

•

Results in the quarter were impacted by certain favorable timing items that are expected to reverse in the second half of fiscal 2025. These include an increase in retailer inventory in North America Retail due in part to the Thanksgiving holiday shifting from the final week of the second quarter of fiscal 2024 to the first week of the third quarter of fiscal 2025, as well as favorable trade and other expense timing. These items represented approximately a 1.5-point benefit to net sales and a 6-point benefit to operating profit in the quarter.

•	Net sales increased 2 percent to $5.2 billion, driven by higher pound volume partially offset by unfavorable net price realization and mix. Organic net sales were up 1 percent.

•

Gross margin was up 250 basis points to 36.9 percent of net sales, driven primarily by Holistic Margin Management (HMM) cost savings and favorable mark-to-market effects, partially offset by input cost inflation. Adjusted gross margin was up 130 basis points to 36.3 percent of net sales, driven primarily by HMM cost savings, partially offset by input cost inflation and unfavorable net price realization and mix.

•

Operating profit of $1.1 billion was up 33 percent, driven primarily by higher gross profit dollars and a goodwill impairment charge a year ago, partially offset by higher selling, general, and administrative (SG&A) expenses. Operating profit margin of 20.6 percent was up 480 basis points. Adjusted operating profit of $1.1 billion increased 7 percent in constant currency, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses. Adjusted operating profit margin was up 100 basis points to 20.3 percent.

•

Net earnings attributable to General Mills of $796 million were up 34 percent and diluted EPS was up 39 percent to $1.42, driven primarily by higher operating profit and lower net shares outstanding, partially offset by a higher effective tax rate. Adjusted diluted EPS of $1.40 was up 12 percent in constant currency, driven primarily by higher adjusted operating profit, lower net shares outstanding, and a lower adjusted effective tax rate.

Six Month Results Summary

•

Net sales of $10.1 billion essentially matched year-ago results, with higher pound volume offset by unfavorable net price realization and mix. Organic net sales were also essentially in line with year-ago results.

•	Gross margin and adjusted gross margin were each up 70 basis points to 35.9 percent of net sales, driven primarily by HMM cost savings, partially offset by input cost inflation.

•

Operating profit of $1.9 billion was up 10 percent, driven primarily by a goodwill impairment charge a year ago and higher gross profit dollars this year, partially offset by higher SG&A expenses. Operating profit margin of 18.9 percent was up 160 basis points. Adjusted operating profit of $1.9 billion increased 2 percent in constant currency, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses. Adjusted operating profit margin was up 30 basis points to 19.1 percent.

•

Net earnings attributable to General Mills of $1.4 billion were up 8 percent and diluted EPS was up 13 percent to $2.45, driven primarily by higher operating profit and lower net shares outstanding, partially offset by a higher effective tax rate. Adjusted diluted EPS of $2.47 was up 6 percent in constant currency, driven primarily by higher adjusted operating profit and lower net shares outstanding.

Operating Segment Results

•

The acquisition of the Edgard & Cooper pet food business in the fourth quarter of fiscal 2024 impacted the comparability of second-quarter and year-to-date International segment operating results between fiscal 2024 and fiscal 2025.

•	Tables may not foot due to rounding.

Components of Fiscal 2025 Reported Net Sales Growth
Second Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(1	) pt	1	pt	—		Flat
North America Pet	9	pts	(5	) pts	—		5%
North America Foodservice	5	pts	3	pts	—		8%
International	5	pts	(4	) pts	—		1%

Total	3	pts	(1	) pt	—		2%

Six Months
North America Retail	(2	) pts	1	pt	—		(1)%
North America Pet	6	pts	(4	) pts	—		2%
North America Foodservice	3	pts	1	pt	—		4%
International	6	pts	(5	) pts	(1	) pt	1%

Total	1	pt	(1	) pt	—		Flat

Components of Fiscal 2025 Organic Net Sales Growth
Second Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	(1	) pt	1	pt	1%	—		—		Flat
North America Pet	9	pts	(5	) pts	5%	—		—		5%
North America Foodservice	5	pts	3	pts	8%	—		—		8%
International	3	pts	(5	) pts	(3)%	—		4	pts	1%

Total	2	pts	(1	) pt	1%	—		—		2%

Six Months
North America Retail	(2	) pts	1	pt	Flat	—		—		(1)%
North America Pet	6	pts	(4	) pts	2%	—		—		2%
North America Foodservice	3	pts	1	pt	4%	—		—		4%
International	4	pts	(6	) pts	(2)%	(1	) pt	3	pts	1%

Total	1	pt	(1	) pt	Flat	—		—		Flat

Fiscal 2025 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	Flat	Flat
North America Pet	36%	36%
North America Foodservice	24%	24%
International	(31)%	(45)%

Total	5%	4%

Six Months
North America Retail	(3)%	(3)%
North America Pet	21%	21%
North America Foodservice	23%	23%
International	(47)%	(56)%

Total	Flat	(1)%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment of $3.3 billion essentially matched year-ago results, with favorable net price realization and mix offset by lower pound volume. Organic net sales were up 1 percent. Net sales outpaced Nielsen-measured retail sales by approximately 2 points in the quarter, reflecting an increase in retailer inventory due in part to the impact of the later Thanksgiving holiday in fiscal 2025, as well as stronger growth in non-measured channels. Net sales were up mid-single digits for the U.S. Morning Foods operating unit and up low-single digits for U.S. Snacks. Net sales were down low-single digits for U.S. Meals & Baking Solutions and were down mid-single digits for Canada in constant currency. Segment operating profit of $862 million essentially matched year-ago results as reported and in constant currency, driven primarily by HMM cost savings and favorable net price realization and mix, offset by input cost inflation, higher other supply chain costs, and lower volume.

Through six months, North America Retail segment net sales were down 1 percent to $6.3 billion. Organic net sales essentially matched year-ago levels. Segment operating profit of $1.6 billion was down 3 percent as reported and in constant currency, driven primarily by input cost inflation, higher other supply chain costs, and lower volume, partially offset by HMM cost savings and favorable net price realization and mix.

North America Pet Segment

Second-quarter net sales for the North America Pet segment were up 5 percent to $596 million, driven by higher pound volume, partially offset by unfavorable net price realization and mix. Organic net sales were also up 5 percent. Net sales performance outpaced all-channel retail sales results by roughly 4 points, reflecting a rebuild of retailer inventory after significant prior-year reductions. Net sales in the quarter were up high-single digits for dry pet food, up mid-single digits for wet pet food, and up low-single digits for pet treats. Segment operating profit of $139 million was up 36 percent, driven primarily by HMM cost savings, higher volume, and lower other supply chain costs, partially offset by unfavorable net price realization and mix and higher SG&A expenses including increased media investment.

Through six months, North America Pet segment net sales were up 2 percent to $1.2 billion. Organic net sales were also up 2 percent. Segment operating profit was up 21 percent to $259 million, driven primarily by HMM cost savings, lower other supply chain costs, and higher volume, partially offset by unfavorable net price realization and mix, higher SG&A expenses including increased media investment, and input cost inflation.

North America Foodservice Segment

Second-quarter net sales for the North America Foodservice segment were up 8 percent to $630 million. Organic net sales were also up 8 percent, with growth on breads, cereal, and frozen meals. Segment operating profit increased 24 percent to $118 million, driven primarily by favorable net price realization and mix.

Through six months, North America Foodservice net sales increased 4 percent to $1.2 billion. Organic net sales were also up 4 percent. Segment operating profit was up 23 percent to $190 million, driven primarily by favorable net price realization and mix.

International Segment

Second-quarter net sales for the International segment increased 1 percent to $691 million, including a 4-point benefit from the Edgard & Cooper acquisition. Organic net sales were down 3 percent, driven primarily by declines in China and Brazil, partially offset by growth in distributor markets and Europe & Australia. Segment operating profit totaled $24 million versus $35 million a year ago, driven primarily by unfavorable net price realization and mix and higher SG&A expenses, partially offset by HMM cost savings.

Through six months, International net sales increased 1 percent to $1.4 billion, including a 3-point benefit from the Edgard & Cooper acquisition. Organic net sales were down 2 percent. Segment operating profit totaled $45 million versus $85 million a year ago, driven primarily by unfavorable net price realization and mix and input cost inflation, partially offset by HMM cost savings and higher volume.

Joint Venture Summary

Second-quarter constant-currency net sales increased 2 percent for Cereal Partners Worldwide (CPW) and were up 1 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures were up 24 percent to $30 million, driven primarily by lower input costs and favorable net price realization and mix at CPW, partially offset by higher SG&A expenses and lower volume at CPW and higher input costs at HDJ.

Other Income Statement Items

Second-quarter unallocated corporate items totaled $65 million net expense in fiscal 2025 compared to $157 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $80 million net expense this year compared to $103 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $1 million in the second quarter compared to $124 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $125 million in the second quarter compared to $118 million a year ago, driven primarily by higher average long-term debt levels. The effective tax rate in the quarter was 20.1 percent compared to 19.0 percent last year (please see Note 6 below for more information on our effective tax rate). The second-quarter adjusted effective tax rate was 20.1 percent compared to 20.8 percent a year ago, driven primarily by favorable earnings mix by jurisdiction in the second quarter of fiscal 2025.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.8 billion through six months of fiscal 2025 and was up 19 percent from a year ago, driven primarily by a change in accounts payable, partially offset by changes in inventory and other current assets. Capital investments totaled $301 million compared to $294 million a year ago. Dividends paid of $676 million were down 2 percent, reflecting lower average shares outstanding. General Mills repurchased approximately 9 million shares of common stock through six months of fiscal 2025 for a total of $600 million compared to $1.3 billion in share repurchases a year ago. Average diluted shares outstanding in the first half decreased 4 percent to 562 million.

Fiscal 2025 Outlook

Amid an uncertain macroeconomic backdrop for consumers across its core markets, General Mills is focused on delivering remarkable experiences across its leading food brands, resulting in sustainable improvement in volume growth and market share trends over time. Through the first six months of fiscal 2025, General Mills generated 1 percent growth in organic pound volume, which represented a 4-point improvement versus its fiscal 2024 performance. Additionally, it grew or maintained dollar market share in 38 percent of its priority businesses in the second quarter, which represented a significant improvement from fiscal 2024 levels. To support these improvements, the company has added targeted promotional investment – above its original plans – in certain priority categories to deliver greater value for consumers, while continuing to invest in brand building above fiscal 2024 levels.

Based on the above assumptions, the company updated its full-year fiscal 2025 financial targets²:

•

Organic net sales are still expected to range between flat and up 1 percent, with the company now targeting the lower end of the range due to increased promotional investment. Organic net sales results in the second half are expected to include a 1-point headwind from the reversal of timing-related benefits in the second quarter.

•

Adjusted operating profit is now expected to range between down 4 percent and down 2 percent in constant currency, compared to the previous range of between down 2 percent and flat in constant currency, reflecting higher investment levels. Adjusted operating profit results in the second half are expected to include a 3-point headwind from the reversal of timing-related benefits in the second quarter, a 3-point headwind from incremental growth investments, and a 2-point headwind from a partial reset of incentive compensation.

•

Adjusted diluted EPS is now expected to range between down 3 percent and down 1 percent in constant currency, compared to the previous range of between down 1 percent and up 1 percent in constant currency.

•	Free cash flow conversion is still expected to be at least 95 percent of adjusted after-tax earnings.

•

These targets do not reflect an impact from the proposed North American Yogurt divestitures nor the acquisition of Whitebridge Pet Brands’ North American portfolio. The company expects to incorporate these transactions into its outlook after they are closed.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, December 18, 2024, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2025 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 24,	Nov. 26,		Nov. 24,	Nov. 26,
	2024	2023	% Change	2024	2023	% Change
Net sales	$5,240.1	$5,139.4	2%	$10,088.2	$10,044.1	Flat
Cost of sales	3,309.0	3,373.5	(2)%	6,468.3	6,507.7	(1)%
Selling, general, and administrative expenses	852.0	830.5	3%	1,707.1	1,669.8	2%
Restructuring, impairment, and other exit costs	1.2	123.6	(99)%	3.4	124.8	(97)%

Operating profit	1,077.9	811.8	33%	1,909.4	1,741.8	10%
Benefit plan non-service income	(13.8)	(20.1)	(31)%	(27.7)	(37.1)	(25)%
Interest, net	124.6	117.8	6%	248.2	234.8	6%

Earnings before income taxes and after-tax earnings from joint ventures	967.1	714.1	35%	1,688.9	1,544.1	9%
Income taxes	194.8	136.0	43%	352.2	309.2	14%
After-tax earnings from joint ventures	30.0	24.2	24%	49.2	47.7	3%

Net earnings, including earnings attributable to noncontrolling interests	802.3	602.3	33%	1,385.9	1,282.6	8%
Net earnings attributable to noncontrolling interests	6.6	6.8	(3)%	10.3	13.6	(24)%

Net earnings attributable to General Mills	$795.7	$595.5	34%	$1,375.6	$1,269.0	8%

Earnings per share – basic	$1.43	$1.03	39%	$2.46	$2.18	13%

Earnings per share – diluted	$1.42	$1.02	39%	$2.45	$2.16	13%

	Quarter Ended			Six-Month Period Ended
	Nov. 24,	Nov. 26,	Basis Pt	Nov. 24,	Nov. 26,	Basis Pt
	2024	2023	Change	2024	2023	Change
Comparisons as a % of net sales:
Gross margin	36.9%	34.4%	250	35.9%	35.2%	70
Selling, general, and administrative expenses	16.3%	16.2%	10	16.9%	16.6%	30
Operating profit	20.6%	15.8%	480	18.9%	17.3%	160
Net earnings attributable to General Mills	15.2%	11.6%	360	13.6%	12.6%	100

	Quarter Ended			Six-Month Period Ended
	Nov. 24,	Nov. 26,	Basis Pt	Nov. 24,	Nov. 26,	Basis Pt
	2024	2023	Change	2024	2023	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	36.3%	35.0%	130	35.9%	35.2%	70
Adjusted operating profit	20.3%	19.3%	100	19.1%	18.8%	30
Adjusted net earnings attributable to General Mills	15.0%	14.1%	90	13.8%	13.7%	10

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2024	Nov. 26, 2023	% Change	Nov. 24, 2024	Nov. 26, 2023	% Change
Net sales:
North America Retail	$3,321.5	$3,305.0	Flat	$6,338.1	$6,378.0	(1)%
International	690.6	683.1	1%	1,407.6	1,398.9	1%
North America Pet	595.8	569.3	5%	1,171.9	1,149.2	2%
North America Foodservice	630.0	582.0	8%	1,166.2	1,118.0	4%

Total segment net sales	$5,237.9	$5,139.4	2%	$10,083.8	$10,044.1	Flat

Corporate and other	2.2	—	NM	4.4	—	NM

Total net sales	$5,240.1	$5,139.4	2%	$10,088.2	$10,044.1	Flat

Operating profit:
North America Retail	$862.3	$859.9	Flat	$1,608.0	$1,658.1	(3)%
International	23.8	34.6	(31)%	44.7	84.6	(47)%
North America Pet	139.3	102.5	36%	258.7	213.7	21%
North America Foodservice	118.5	95.5	24%	190.0	154.6	23%

Total segment operating profit	$1,143.9	$1,092.5	5%	$2,101.4	$2,111.0	Flat

Unallocated corporate items	64.8	157.1	(59)%	188.6	244.4	(23)%
Restructuring, impairment, and other exit costs	1.2	123.6	(99)%	3.4	124.8	(97)%

Operating profit	$1,077.9	$811.8	33%	$1,909.4	$1,741.8	10%

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2024	Nov. 26, 2023	Basis Pt Change	Nov. 24, 2024	Nov. 26, 2023	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	26.0%	26.0%	Flat	25.4%	26.0%	(60)
International	3.4%	5.1%	(170)	3.2%	6.0%	(280)
North America Pet	23.4%	18.0%	540	22.1%	18.6%	350
North America Foodservice	18.8%	16.4%	240	16.3%	13.8%	250

Total segment operating profit	21.8%	21.3%	50	20.8%	21.0%	(20)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 24, 2024	Nov. 26, 2023	May 26, 2024
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,292.8	$593.8	$418.0
Receivables	1,781.9	1,758.8	1,696.2
Inventories	1,967.9	2,166.0	1,898.2
Prepaid expenses and other current assets	458.0	527.0	568.5
Assets held for sale	880.8	—	—

Total current assets	7,381.4	5,045.6	4,580.9
Land, buildings, and equipment	3,457.0	3,598.9	3,863.9
Goodwill	14,427.7	14,441.8	14,750.7
Other intangible assets	6,743.3	6,963.3	6,979.9
Other assets	1,386.7	1,183.8	1,294.5

Total assets	$33,396.1	$31,233.4	$31,469.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,068.8	$3,824.4	$3,987.8
Current portion of long-term debt	1,821.5	1,321.0	1,614.1
Notes payable	264.3	799.2	11.8
Other current liabilities	1,804.5	1,957.6	1,419.4
Liabilities held for sale	65.2	—	—

Total current liabilities	8,024.3	7,902.2	7,033.1
Long-term debt	12,435.8	10,530.5	11,304.2
Deferred income taxes	2,232.9	2,026.6	2,200.6
Other liabilities	1,253.9	1,142.2	1,283.5

Total liabilities	23,946.9	21,601.5	21,821.4

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,182.0	1,201.8	1,227.0
Retained earnings	21,340.3	20,080.9	20,971.8
Common stock in treasury, at cost, shares of 202.4, 185.7, and 195.5	(10,873.3)	(9,677.4)	(10,357.9)
Accumulated other comprehensive loss	(2,523.8)	(2,302.0)	(2,519.7)

Total stockholders’ equity	9,200.7	9,378.8	9,396.7
Noncontrolling interests	248.5	253.1	251.8

Total equity	9,449.2	9,631.9	9,648.5

Total liabilities and equity	$33,396.1	$31,233.4	$31,469.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 24, 2024	Nov. 26, 2023
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,385.9	$1,282.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	269.1	265.8
After-tax earnings from joint ventures	(49.2)	(47.7)
Distributions of earnings from joint ventures	23.1	23.5
Stock-based compensation	46.6	58.5
Deferred income taxes	(11.5)	(58.7)
Pension and other postretirement benefit plan contributions	(15.2)	(12.5)
Pension and other postretirement benefit plan costs	(6.5)	(13.5)
Restructuring, impairment, and other exit costs	(0.9)	123.1
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	172.3	(166.1)
Other, net	(39.0)	40.8

Net cash provided by operating activities	1,774.7	1,495.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(301.2)	(293.9)
Acquisition, net of cash acquired	(7.7)	(25.5)
Investments in affiliates, net	6.6	(1.5)
Proceeds from disposal of land, buildings, and equipment	0.9	0.1
Other, net	(4.5)	4.6

Net cash used by investing activities	(305.9)	(316.2)

Cash Flows - Financing Activities
Change in notes payable	254.3	766.9
Issuance of long-term debt	1,500.0	500.0
Payment of long-term debt	—	(400.0)
Proceeds from common stock issued on exercised options	33.8	5.7
Purchases of common stock for treasury	(600.4)	(1,301.4)
Dividends paid	(675.8)	(691.0)
Distributions to noncontrolling interest holders	(12.8)	(12.0)
Other, net	(77.0)	(41.8)

Net cash provided (used) by financing activities	422.1	(1,173.6)

Effect of exchange rate changes on cash and cash equivalents	(16.1)	2.3

Increase in cash and cash equivalents	1,874.8	8.3
Cash and cash equivalents - beginning of year	418.0	585.5

Cash and cash equivalents - end of period	$2,292.8	$593.8

Cash Flows from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(109.3)	$(69.2)
Inventories	(169.5)	13.8
Prepaid expenses and other current assets	83.4	209.0
Accounts payable	266.4	(329.1)
Other current liabilities	101.3	9.4

Changes in current assets and liabilities	$172.3	$(166.1)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the second quarter of fiscal 2025, we entered into a definitive agreement to acquire NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North America premium cat feeding and pet treating business for approximately $1 billion (Whitebridge Pet Brands acquisition). We expect to close the transaction in the third quarter of fiscal 2025, subject to regulatory approval and other customary closing conditions. We intend to fund the acquisition with cash on hand.

During the second quarter of fiscal 2025, we entered into definitive agreements to sell our North American yogurt businesses to affiliates of Group Lactalis S.A. (Lactalis) and Sodiaal International (Sodiaal) for approximately $2 billion. We expect to close these divestitures in calendar year 2025, subject to regulatory approvals and other customary closing conditions. We have classified all assets and liabilities associated with our North American yogurt business as held for sale in our Consolidated Balance Sheets as of November 24, 2024.

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. During the first quarter of fiscal 2025, we paid $8 million related to a purchase price holdback after certain closing conditions were met. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our International operating segment on a one-month lag beginning in fiscal 2025.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 24, 2024	Nov. 26, 2023	Nov. 24, 2024	Nov. 26, 2023
Restructuring, impairment, and other exit costs	$1.2	$123.6	$3.4	$124.8
Cost of sales	0.1	8.3	0.8	16.9

Total restructuring and impairment charges	$1.3	$131.9	$4.2	$141.7

Project-related costs classified in cost of sales	$0.1	$0.3	$0.2	$1.1

In the six-month period ended November 24, 2024, we did not undertake any new restructuring actions. We recorded $1 million of restructuring charges in the second quarter of fiscal 2025 and $4 million of restructuring charges in the six-month period ended November 24, 2024, related to restructuring actions previously announced. We recorded $15 million of restructuring charges in the second quarter of fiscal 2024 and $25 million of restructuring charges in the six-month period ended November 26, 2023, related to previously announced restructuring actions. We expect these actions to be completed by the end of fiscal 2026.

In the second quarter of fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit.

(4)

Unallocated corporate expenses totaled $65 million in the second quarter of fiscal 2025, compared to $157 million in the same period in fiscal 2024. In the second quarter of fiscal 2025, we recorded a $29 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $25 million net increase in expense in the same period last year. We recorded $3 million of net losses related to valuation adjustments on certain corporate investments in the second quarter of fiscal 2025, compared to $20 million of net losses related to valuation adjustments of certain corporate investments in the second quarter of fiscal 2024. In addition, we recorded $9 million of transaction costs related to the definitive agreement for the Whitebridge Pet Brands acquisition and definitive agreements to sell our North American yogurt businesses in the second quarter of fiscal 2025, compared to $1 million of transaction costs in the same period last year. We recorded $8 million of restructuring charges in the second quarter of fiscal 2024. In addition, we recorded $2 million of integration costs related to the acquisition of a pet food business in Europe in the second quarter of fiscal 2025.

Unallocated corporate expenses totaled $189 million in the six-month period ended November 24, 2024, compared to $244 million in the same period in fiscal 2024. In the six-month period ended November 24, 2024, we recorded a $1 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $20 million net decrease in expense in the same period last year. We recorded $4 million of net losses related to valuation adjustments on certain corporate investments in the six-month period ended November 24, 2024, compared to $22 million of net losses related to valuation adjustments and the loss on sale of certain corporate investments in the same period in fiscal 2024. In addition, we recorded $1 million of restructuring charges and an immaterial amount of restructuring initiative project-related costs in cost of sales in the six-month period ended November 24, 2024, compared to $17 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the same period last year. Compensation expense related to stock-based payments decreased in the six-month period ended November 24, 2024, compared to the same period in fiscal 2024. In the six-month period ended November 24, 2024, we recorded $9 million of transaction costs related to the definitive agreement for the Whitebridge Pet Brands acquisition and definitive agreements to sell our North American yogurt businesses, compared to $1 million of transaction costs in the same period last year. We recorded $4 million of integration costs related to the acquisition of a pet food business in Europe in the six-month period ended November 24, 2024.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 24, 2024	Nov. 26, 2023	Nov. 24, 2024	Nov. 26, 2023
Net earnings attributable to General Mills	$795.7	$595.5	$1,375.6	$1,269.0

Average number of common shares – basic EPS	556.9	580.1	558.7	583.2
Incremental share effect from: (a)
Stock options	1.9	1.4	1.7	2.1
Restricted stock units and performance share units	1.6	1.9	1.8	2.1

Average number of common shares – diluted EPS	560.4	583.4	562.2	587.4

Earnings per share – basic	$1.43	$1.03	$2.46	$2.18
Earnings per share – diluted	$1.42	$1.02	$2.45	$2.16

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the second quarter of fiscal 2025 was 20.1 percent compared to 19.0 percent for the second quarter of fiscal 2024. The 1.1 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in the second quarter of fiscal 2024, partially offset by favorable earnings mix by jurisdiction in the second quarter of fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 20.1 percent in the second quarter of fiscal 2025, compared to 20.8 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.7 percentage point decrease was primarily due to favorable earnings mix by jurisdiction in the second quarter of fiscal 2025.

The effective tax rate of the six-month period ended November 24, 2024, was 20.9 percent compared to 20.0 percent for the six-month period ended November 26, 2023. The 0.9 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 20.9 percent in the six-month period ended November 24, 2024, compared to 21.0 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.1 percentage point decrease was primarily due to favorable earnings mix by jurisdiction in fiscal 2025, partially offset by certain nonrecurring discrete tax benefits in fiscal 2024.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2025 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and the timing of acquisitions and divestitures throughout fiscal 2025. The unavailable information could have a significant impact on our fiscal 2025 GAAP financial results.

For fiscal 2025, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures will have no material impact to net sales growth and restructuring charges to be immaterial.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Transaction costs

Fiscal 2025 transaction costs related to the definitive agreement for the Whitebridge Pet Brands acquisition and definitive agreements to sell our North American yogurt businesses. Immaterial transaction costs incurred in fiscal 2024. Please see Note 2.

Restructuring charges and project-related costs

Restructuring charges and project-related costs related to previously announced restructuring actions recorded in fiscal 2025 and fiscal 2024. Please see Note 3.

Acquisition integration costs

Integration costs resulting from the acquisition of a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust recorded in fiscal 2024. Please see Note 2.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2025 and fiscal 2024. Please see Note 4.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Goodwill impairment

Non-cash goodwill impairment charge related to our Latin America reporting unit in fiscal 2024. Please see Note 3.

Product recall

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products recorded in fiscal 2024.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Six-Month Period Ended
	Nov. 24, 2024	Nov. 26, 2023	Change	Nov. 24, 2024	Nov. 26, 2023	Change
Operating profit as reported	$1,077.9	$811.8	33%	$1,909.4	$1,741.8	10%
Transaction costs	8.9	0.6		8.9	0.6
Restructuring charges	1.3	14.8		4.2	24.6
Acquisition integration costs	2.3	—		3.9	0.2
Investment activity, net	2.8	19.6		3.2	22.5
Mark-to-market effects	(29.4)	25.1		(0.6)	(19.8)
Project-related costs	0.1	0.3		0.2	1.1
Goodwill impairment	—	117.1		—	117.1
Product recall	—	0.2		—	0.4

Adjusted operating profit	$1,064.0	$989.4	8%	$1,929.3	$1,888.4	2%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth, on a constant-currency basis			7%			2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Six-Month Period Ended
Per Share Data	Nov. 24, 2024	Nov. 26, 2023	Change	Nov. 24, 2024	Nov. 26, 2023	Change
Diluted earnings per share, as reported	$1.42	$1.02	39%	$2.45	$2.16	13%
Transaction costs	0.01	—		0.01	—
Restructuring charges	0.01	0.02		0.01	0.03
Acquisition integration costs	0.01	—		0.01	—
Goodwill impairment	—	0.14		—	0.14
Mark-to-market effects	(0.04)	0.03		—	(0.03)
Investment activity, net	—	0.03		—	0.03

Adjusted diluted earnings per share	$1.40	$1.25	12%	$2.47	$2.34	6%

Foreign currency exchange impact			Flat			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			12%			6%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 24, 2024		Nov. 26, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,931.1	36.9%	$1,765.9	34.4%
Restructuring charges	0.1	—%	8.3	0.2%
Mark-to-market effects	(29.4)	(0.6)%	25.1	0.5%
Project-related costs	0.1	—%	0.3	—%

Adjusted gross margin	$1,902.0	36.3%	$1,799.6	35.0%

Operating profit as reported	$1,077.9	20.6%	$811.8	15.8%
Transaction costs	8.9	0.2%	0.6	—%
Restructuring charges	1.3	—%	14.8	0.3%
Acquisition integration costs	2.3	—%	—	—%
Investment activity, net	2.8	0.1%	19.6	0.4%
Mark-to-market effects	(29.4)	(0.6)%	25.1	0.5%
Project-related costs	0.1	—%	0.3	—%
Goodwill impairment	—	—%	117.1	2.3%
Product recall	—	—%	0.2	—%

Adjusted operating profit	$1,064.0	20.3%	$989.4	19.3%

Net earnings attributable to General Mills as reported	$795.7	15.2%	$595.5	11.6%
Transaction costs, net of tax (b)	6.9	0.1%	0.6	—%
Restructuring charges, net of tax (b)	1.0	—%	10.4	0.2%
Acquisition integration costs, net of tax (b)	1.8	—%	0.1	—%
Investment activity, net, net of tax (b)	2.2	—%	15.3	0.3%
Mark-to-market effects, net of tax (b)	(22.7)	(0.4)%	19.3	0.4%
CPW restructuring charges	0.1	—%	1.4	—%
Project-related costs, net of tax (b)	0.1	—%	0.2	—%
Goodwill impairment, net of tax (b)	—	—%	82.4	1.6%
Product recall, net of tax (b)	—	—%	0.2	—%

Adjusted net earnings attributable to General Mills	$785.2	15.0%	$725.4	14.1%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	Nov. 24, 2024		Nov. 26, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,619.9	35.9%	$3,536.4	35.2%
Restructuring charges	0.8	—%	16.9	0.2%
Mark-to-market effects	(0.6)	—%	(19.8)	(0.2)%
Project-related costs	0.2	—%	1.1	—%

Adjusted gross margin	$3,620.4	35.9%	$3,534.6	35.2%

Operating profit as reported	$1,909.4	18.9%	$1,741.8	17.3%
Transaction costs	8.9	0.1%	0.6	—%
Restructuring charges	4.2	—%	24.6	0.2%
Acquisition integration costs	3.9	—%	0.2	—%
Investment activity, net	3.2	—%	22.5	0.2%
Mark-to-market effects	(0.6)	—%	(19.8)	(0.2)%
Project-related costs	0.2	—%	1.1	—%
Goodwill impairment	—	—%	117.1	1.2%
Product recall	—	—%	0.4	—%

Adjusted operating profit	$1,929.3	19.1%	$1,888.4	18.8%

Net earnings attributable to General Mills as reported	$1,375.6	13.6%	$1,269.0	12.6%
Transaction costs, net of tax (b)	6.9	0.1%	0.6	—%
Restructuring charges, net of tax (b)	3.2	—%	15.5	0.2%
Acquisition integration costs, net of tax (b)	3.0	—%	0.2	—%
Investment activity, net, net of tax (b)	2.5	—%	17.2	0.2%
Mark-to-market effects, net of tax (b)	(0.5)	—%	(15.3)	(0.2)%
CPW restructuring charges	0.2	—%	1.7	—%
Project-related costs, net of tax (b)	0.2	—%	0.7	—%
Goodwill impairment, net of tax (b)	—	—%	82.4	0.8%
Product recall, net of tax (b)	—	—%	0.3	—%

Adjusted net earnings attributable to General Mills	$1,391.1	13.8%	$1,372.4	13.7%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 24, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	Flat	Flat		Flat
International	(31)%	14	pts	(45)%
North America Pet	36%	Flat		36%
North America Foodservice	24%	Flat		24%

Total segment operating profit	5%	Flat		4%

	Six-Month Period Ended Nov. 24, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(3)%	Flat		(3)%
International	(47)%	9	pts	(56)%
North America Pet	21%	Flat		21%
North America Foodservice	23%	Flat		23%

Total segment operating profit	Flat	Flat		(1)%

Note: Table may not foot due to rounding.

Net Sales Growth Rates for our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 24, 2024	(4)%	Flat		(4)%

Six-Month Period Ended Nov. 24, 2024	(1)%	(2	) pts	1%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 24, 2024		Nov. 26, 2023		Nov. 24, 2024		Nov. 26, 2023
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$967.1	$194.8	$714.1	$136.0	$1,688.9	$352.2	$1,544.1	$309.2
Transaction costs	8.9	2.0	0.6	—	8.9	2.0	0.6	—
Restructuring charges	1.3	0.3	14.8	4.5	4.2	1.0	24.6	9.2
Acquisition integration costs	2.3	0.5	—	—	3.9	0.9	0.2	0.1
Investment activity, net	2.8	0.6	19.6	4.2	3.2	0.7	22.5	5.2
Mark-to-market effects	(29.4)	(6.7)	25.1	5.7	(0.6)	(0.1)	(19.8)	(4.6)
Project-related costs	0.1	0.1	0.3	0.1	0.2	0.1	1.1	0.4
Goodwill impairment	—	—	117.1	34.7	—	—	117.1	34.7
Product recall	—	—	0.2	—	—	—	0.4	0.1

As adjusted	$953.2	$191.6	$891.7	$185.2	$1,708.8	$356.9	$1,690.8	$354.2

Effective tax rate:
As reported		20.1%		19.0%		20.9%		20.0%
As adjusted		20.1%		20.8%		20.9%		21.0%

Sum of adjustments to income taxes		$(3.2)		$49.4		$4.6		$45.1

Average number of common shares - diluted EPS		560.4		583.4		562.2		587.4

Impact of income tax adjustments on adjusted diluted EPS		$0.01		$(0.08)		$(0.01)		$(0.08)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.